ADDENDUM TO LICENSE AGREEMENT

ADDENDUM to that certain License Agreement, dated January 30, 2013 (the "License Agreement"), by and between NOVAS ENERGY GROUP LIMITED , a corporation organized under the laws of the British Virgin Islands, having a principal place of business at P.O. Box 958, Morgan & Morgan Building, Pasea Estate. Road Town. Tortola, British Virgin Islands (hereinafter called" Licensor") and NOVAS ENERGY (USA) INC. a corporation organized under the laws of the State of Delaware, having a principal place of business at 170 I Commerce Street, 2nd Floor. Houston, Texas 77002 (hereinafter called "Licensee").

WHEREAS, the Licensor and License wish to amend the License Agreement as provided below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged the parties hereby agree that:

I.	The definition of "Licensed Territory" set forth in Article I(c) of the License Agreement shall be deleted and replaced with the following:

"(c) "Licensed Territory" shall mean the United States of America, its territories and possessions and the country of Mexico.”

2.	Article V License Fee shall be deleted and replaced with the following:

“ARTICLE V-LICENSE FEE

Licensee shall pay to Licensor, royalties equal to seven and one half percent (7.5%) of all Net Service Sales and Non-Royalty Sublicensing Consideration: Except as set fOl1h below regarding Mexico. no Minimum Royalty (as hereinafter defined) payment shall be due during the first or second year of this Agreement or prior to the three year anniversary of the date of this License Agreement (the ''Three Year Anniversary"). With respect to Mexico, a User License fee of $150,000 shall be paid by Licensee to Licensor by June 30, 2014 and $200.000 shall be paid by Licensee to Licensor by June 30, 20 15. If the User License fee of $200,000 is not paid to Licensor within (30) day payment period after June 30, 2015 then the definition of Licensed Territory shall be amended from and after such failure to make the payment when due to exclude Mexico. If the aggregate royalties paid to Licensor in respect of the U.S. (excluding any royalties paid in respect of Mexico)(collectively. the "U.S. Royalties"), (i) over the three year term of this License Agreement are not at least $500,000 (the" U.S. Minimum Royalty ") on or prior to the Three Year Anniversary or (ii) over each of the next one (I) year periods commencing on the Three Year Anniversary are not at least equal to the U.S. Minimum Royalty on or prior to the end of any such one (I) year period then. Licensee will pay Licensor within thirty (30) days after the Three Year Anniversary or any one (I) year anniversary thereof in which there is a deficiency, an additional cash payment equal to the difference between the U.S. Minimum Royalty and the actual U.S. Royalties paid to Licensor during such term (the "U.S. Additional Payment"); provided, however, that if the Mexican Royalties (as defined below) for such year exceed the Mexican Minimum Royalty (as defined below), then the U.S. Additional Payments owed shall be reduced by such excess. If any of the U.S. Additional Payments provided for above are not paid to Licensor within their thirty day payment period then the definition of Licensed Territory shall be amended to exclude the United States and its territories and possessions. Commencing in 2015. the minimum annual royalty for Net Service Sales and Non-Royalty Sublicensing Consideration in respect of Mexico shall be $500.000 ("Minimum Royalty Mexico"), which shall be payable on each December 31, commencing December 31,20 IS. If the aggregate royalties and paid to Licensor in respect of Mexico (the "Mexican Royalties") over each of the one year periods commencing in 20 I 5 are not at least equal to the Minimum Royalty/Mexico on or prior to the end of any such one (1) year period then, Licensee will pay Licensor within thirty (30) days after the one (I) year anniversary thereof in which there is a deficiency, an additional cash payment equal to the difference between the Minimum Royalty/Mexico and the actual Mexican Royalties paid to Licensor during such term (the " Mexican Additional Payment"); provided. however that if the U.S. Royalties for such year exceed the U.S. Minimum Royalty, then any Mexican Additional Payment owed for such year shall be reduced by the excess. If any of the Mexican Additional Payments provided for above are not paid to Licensor within their thirty (30) day payment period then the definition of Licensed Territory shall be amended from and after such failure to make the payment when due to exclude Mexico"

3.	Article X-Termination shall be amended to add the following clause (c):

"(c) Notwithstanding anything to the contrary contained herein, a failure to pay either the U.S Additional Payments or the Mexican Additional Payments shall only result in an amendment to the definition of Licensed Territory as provided in Article V-License Fee and shall not be deemed to be a default or breach of this License Agreement unless both the U.S Additional Payments and the Mexican Additional Payments remain unpaid after Licensor has provided Licensee with sixty (60) days written notice as specified in clause (a) of this Article X-Termination."

4.	No pal1y may assign any of its rights or delegate any performance under this Addendum except with the prior written consent of the other parties. This Addendum binds and inures to the benefit of the parties and their respective permitted successors and assigns. The License Agreement and this Addendum constitute the entire agreement of the parties concerning the subject matter hereof.

5.	This Addendum may not be amended except by an instrument in writing signed on behalf of each of the parties. This Addendum may be executed in several counterparts each of which is an original and all of which together constitute one and the same instrument.

6.	Nothing expressed or referred to in this Addendum gives any person other than the parties to this Addendum any legal or equitable right remedy or claim under or with respect to this Addendum or any provision of this Addendum and this Addendum and all of its provisions are for the sole and exclusive benefit of the pal1ies to this Addendum and their successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this Addendum to the License Agreement on tile date(s) indicated below, to be effective the day and year first above written.

NOVAS ENERGY GOUP
LIMITED
By: /s/Samvel Karakhanian Name: Samvel Karakhanian
Title: Director
By: /s/ Aeev Nikita Name: Ageev Nikita
Title: CEO
NOVAS ENERGY (USA) INC.
By: /s/John Huemoelier Name: John W. Huemoell er II
Title: President & CEO